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                                                                     Exhibit 4.4

                        RESTRUCTURED TERM PROMISSORY NOTE
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U.S. $2,335,732.72                                             January 31, 2002
                                                               Oklahoma City, OK

     1. Borrower's Promise To Pay. FOR VALUE RECEIVED, TOWER TECH, INC.
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(collectively referred to herein as the "Borrower") promises to pay GOLD BANK, an Oklahoma banking corporation (herein "Note Holder," which term shall be deemed to include any subsequent holder of this Note), or order, at P.O. Box 721660, Oklahoma City, Oklahoma 73172-1660, Attn: Ralph T. Fredrickson, Executive Vice President, or such other place as the Note Holder may designate in writing, the principal sum of Two Million Three Hundred Thirty Five Thousand Seven Hundred Thirty Two and 72/100s Dollars ($2,335,732.72), or so much thereof as shall be disbursed hereunder, together with interest on the unpaid principal balance as hereinafter set forth. This Note is issued pursuant to that certain Post Bankruptcy Amended and Restated Loan Agreement between Borrower and Note Holder dated the same date as this Note (the "Loan Agreement"). Unless otherwise defined in this Note or unless otherwise required by the context of this Note, capitalized terms used in this Note will have the meanings ascribed to those terms in the Loan Agreement. Advances hereunder will be made pursuant to the terms of the Loan Agreement.

     2. Interest. As used herein, the term "Prime Rate" will mean the per annum
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rate of interest (expressed as a percentage) designated as the "Prime Rate" (in the "Money Rates" section) as published in the most recent issue of The Wall
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Street Journal. If more than one Prime Rate is designated in The Wall Street
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Journal, then the Index Rate will be the highest rate so designated.
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        2.1 Interest Rate Prior to Maturity. This Note shall initially bear
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interest at the Prime Rate plus two percent (2%) per annum during the first twelve (12) months following the Effective Date, as defined in the Loan Agreement. Beginning on the first day of the thirteenth month after the Effective Date, the interest rate applicable to this Note shall then increase once each month on the first day of each month by an additional one-quarter percent (1/4%) per annum until this Note is paid in full. However, in no event, will the interest rate be less than seven percent (7%) per annum or greater than fourteen and one-half percent (14.5%) per annum.

        2.2 Adjustments In Rate. The interest rate under this Note will be
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adjusted effective on the date of any adjustment in the Prime Rate.

        2.3 Postmaturity Rate; Interest Computation. After maturity (as
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scheduled, pursuant to acceleration, or otherwise) the unpaid balance of this
Note will bear interest at the rate of five percent (5.0%) above the non-default rate existing at the time of the Event of Default but in no event less than fifteen percent (15%) per annum. (the "Default Rate"). Interest will be computed on a per diem basis over the actual number of days elapsed, including the date of disbursement and the date of repayment, based on a 365-day year and the actual number of days in a month.

        2.4 Substitution of Prime Rate. If the Prime Rate as described above is
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not available at any time, then the Note Holder will select an alternate reference or index based on comparable information to use as the Prime Rate hereunder. The Note Holder will notify Borrower of the new Prime Rate.

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     3. Payments. The principal of, and interest on, this Note will be paid as
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follows:

        3.1 Interest. The Borrower shall make quarterly interest payments
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beginning on the 1/st/ day of the fourth month following the Effective Date and on the 1/st/ day of each and every quarter thereafter until this Note is paid in full.

        3.2 Mandatory Principal Payments. The Borrower shall also make principal
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reduction payments during each calendar quarter after the Effective Date equal to one twentieth (1/20/th/) of the sum of the Original Principal Balance plus Six Hundred and Fifty Thousand and no\100s Dollars ($650,000.00) with the principal payments beginning on January 31/st/, 2002 and due on each April 30th, July 31/st/, October 31/st/ and January 31/st/ thereafter until this Note is paid in full. Should an adjustment to the principal balance of this Note be required by the Loan Agreement, the quarterly principal payments shall be reamortized and recalculated as follows: the sum of (a) the unpaid principal balance of this Note, and (b) Six Hundred and Fifty Thousand and no\100s Dollars ($650,000.00), shall be (i) increased by the unpaid balance of the Trust Note after its maturity date, (ii) reduced by the amount of Liquidation Proceeds available for application to this Note under paragraph 4.1.4(6) of the Loan Agreement, and then (iii) divided by the number of calendar quarters remaining prior to the maturity date of this Note. Should the payment described in paragraph 4.5(b) of the Loan Agreement be made on or before October 15, 2002, the sum of Six Hundred and Fifty Thousand and no\100s Dollars ($650,000.00) in item (b) in the preceding sentence shall be disregarded for the purposes of the calculation in the preceding sentence.

        3.3 Final Payment. All unpaid principal and all accrued unpaid interest
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and other sums due under this Note shall become due and payable on January 31,
2005.

        3.4 Payments Due on Non-Business Days. In the event any payment
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hereunder becomes due on a day that is not a regular business day of the Note
Holder, the due date of such payment will be extended to the next succeeding business day of the Note Holder and interest will accrue during the interim.

     4. Default; Actions Relating To Note. If any installment or other payment
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required under this Note is not paid when due, and such default is not cured within five (5) days after the due date of such payment, the entire principal amount outstanding hereunder and all accrued unpaid interest and other charges hereunder shall at once become due and payable, at the option of the Note Holder. The Note Holder may exercise this option to accelerate during any Event of Default (as defined in the Loan Agreement) regardless of any prior forbearance. In the event of any default in the payment of this Note and referral of the same to an attorney at law for collection (whether or not suit is instituted), or the establishment or collection of any sums evidenced by this Note through any bankruptcy, probate, receivership, reorganization, arrangement or other judicial proceedings, or if any action at law or in equity is brought with respect hereto, Borrower shall pay the Note Holder all its expenses and costs incurred in connection therewith, including, without limitation, the reasonable fees and disbursements of the Note Holder's attorneys, and any costs, expenses and attorney's fees incurred in connection with appellate proceedings. After any default under this Note or the Loan Agreement, the Note Holder may accept any partial payment of the sums then due under this Note or the Loan Agreement without prejudice to its right to collect the balance of the sums then due and to enforce this Note and the Loan Agreement.

     5. Late Charge. If any installment under this Note is not received by the
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Note

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Holder within five (5) days after the installment is due, Borrower shall pay to the Note Holder a late charge equal to five percent (5%) of such installment for the purpose of defraying the additional costs and expenses of collection, it being impracticable or extremely difficult to fix the actual costs and expenses to the Note Holder occasioned thereby. Such late charges shall be immediately due and payable without demand by the Note Holder, and payment thereof shall, at the Note Holder's option, be a condition precedent to curing any default hereunder. The Note Holder's acceptance of subsequent installments without having received any accrued late charges will not waive the Note Holder's right to collect such late charges at any time thereafter, including if applicable, upon maturity of this Note. During the existence of any default, the Note Holder may apply payments received on any amount due hereunder or under the Loan Agreement, as the Note Holder may determine in its discretion. No late charges will be assessed after maturity of this Note, whether by acceleration, as scheduled, or otherwise.

     6. Consents. From time to time, the Note Holder may take any Permitted
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Action, as hereinafter defined, (a) without affecting the obligation of
Borrower, or the successors or assigns of Borrower, if any, to pay the sums evidenced by this Note and to observe and perform the covenants of Borrower contained in this Note or the Loan Agreement, (b) without giving notice to or obtaining the consent of Borrower, Borrower's successors or assigns, and (c) without liability on the part of the Note Holder. As used herein the following shall constitute "Permitted Actions":

        (i) the extension of time for payment of any principal, interest or other sums due under this Note or the Loan Agreement;

        (ii)  the acceptance of partial payments;

        (iii) the granting of any indulgences, leniencies or waivers;

        (iv) the release of any person or entity obligated to pay any sums evidenced hereby;

        (v) the joinder with Borrower or Borrower's successors or assigns, in the modification of any of the terms of this Note or the Loan Agreement;

        (vi) the acceptance of an amended, restated, renewal and/or substitute promissory note as evidence of the indebtedness evidenced hereby; or

        (vii) the release of any or all collateral securing payment of this Note.

     7. Waivers; Liability. Except as otherwise specifically provided herein,
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presentment, demand, notice of demand, notice of nonpayment or dishonor, protest, and notice of protest are hereby waived by all makers, sureties and guarantors hereof. Each party who is now or may hereafter become liable hereon as a surety or guarantor, to the extent not prohibited by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than payment in full of all amounts due hereunder. This Note shall be the joint and several obligation of all makers, sureties and guarantors, and shall be binding upon them and their heirs, personal representatives, successors and assigns.

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     8.  Cross-Default with Loan Agreement. A default under the Loan Agreement
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will constitute a default under this Note, and if such default is not cured within any applicable grace or cure period stated therein, the Note Holder will be entitled to terminate its obligations under the Loan Agreement, accelerate the entire indebtedness evidenced by this Note and enforce this Note and the Loan Agreement.

     9.  Miscellaneous. This Note shall be governed by the law of the State of
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Oklahoma. Borrower expressly states that this Note is made for a business purpose. In the event any provision contained in this Note conflicts with applicable law, such conflict shall not affect other provisions of this Note that can be given effect without the conflicting provisions. To this end the provisions of this Note are declared to be severable. It is not the intent of the Note Holder to collect interest or other loan charges in excess of the maximum amount permitted by the laws of Oklahoma. if interest or other loan charges collected or to be collected by the Note Holder exceed any applicable permitted limits then (a) any such interest or other loan charge shall be reduced by the amount necessary to reduce the interest or other loan charge to the permitted limit, and (b) any sums already collected from Borrower which exceeded permitted limits will be refunded to Borrower. The Note Holder may choose to make such refund by reducing the principal balance of this Note or by making a direct payment to Borrower. If a refund is made by reducing the principal, the reduction will be treated as a partial prepayment.

     10. Notices. Any notice or other communication to Borrower or the Note
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Holder required or authorized herein shall be sufficient if made in writing and either (a) delivered personally or by messenger or a nationally recognized overnight courier service, (b) sent postage prepaid by express mail or first class certified mail, return receipt requested, or (c) sent by facsimile or other similar means of rapid transmission and confirmed by mailing written confirmation thereof (as provided in clause (b) above) at substantially the same time as such rapid transmission. The effective date of any notice shall be the date of delivery of the notice, if by personal delivery, messenger or courier service, or facsimile, or if mailed, on the date upon which the express mail receipt or the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be. Borrower hereby designates the address set forth below as its notice address under this Note. Either party may change its notice address by written notice to the other as provided above; however, no such change shall be effective until received by the other party.

     Executed and delivered as of the date first above written.

                             "Borrower":        TOWER TECH, INC.
                                                an Oklahoma corporation

                                                By:  _________________________
                                                     Name:  Robert Brink
                                                     Title: President and CEO


Borrower's Notice Address:
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Attn:  Chief Financial Officer
       Tower Tech, Inc.
       11935 S. I-44 Service Rd.
       Oklahoma City, Oklahoma  73173

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